Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Reports Fourth Quarter and Full-Year 2019 Results

2019 Sales of $1.773 Billion Represents Record; Third Consecutive Year of Growth

2019 Operating Profit of $130.8 Million vs. Prior Year of $110.4 Million

2019 Net Income of $66.6 Million vs. Prior Year of $23.4 Million

2019 Adjusted EBITDA of $210.8 Million vs. Prior Year of $221.6 Million

Improved Profitability in Wood-Preservation Businesses; Lower Demand for Carbon-Related Products

PITTSBURGH, February 27, 2020 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today reported net income attributable to Koppers for the fourth quarter of $20.6 million, or $0.96 per diluted share compared to net loss of $2.6 million, or $(0.13) per diluted share in the prior year quarter.  The fourth quarter benefited from a one-time deferred tax benefit of $14.9 million, or a favorable impact of $0.70 per diluted share, related to a legal entity restructuring in the Netherlands.

Adjusted net income and adjusted earnings per share (EPS) were $6.2 million and $0.29 per share for the fourth quarter of 2019, compared to $12.4 million and $0.60 per share in the prior year quarter, respectively.  Net income and earnings per share, reported and adjusted, reflected higher year-over-year profitability from the company’s wood-preservation businesses; however, the gains were more than offset by significantly lower demand for its carbon-related products.

Adjustments to pre-tax income totaled $0.7 million for the fourth quarter of 2019, compared with $18.3 million for the fourth quarter of 2018. The current year quarter adjustments primarily reflected restructuring expenses, non-cash LIFO income and non-cash benefits related to mark-to-market commodity hedging.  The prior year quarter adjustments primarily reflected restructuring expenses, non-cash LIFO expense and non-cash expense related to mark-to-market commodity hedging.

Consolidated sales were $393.2 million for the fourth quarter of 2019, a decrease of $32.2 million, or 7.6 percent, from sales of $425.4 million in the prior year quarter.  Excluding a negative impact from foreign currency translation of $3.1 million, sales were lower by $29.1 million or 6.8 percent.

The Railroad and Utility Products and Services (RUPS) performance reflected a positive demand environment with increased volumes and favorable market pricing for its commercial crosstie business as well as cost efficiencies, partially offset by weaker demand in its Railroad Structures and Recovery Resources businesses.  The Performance Chemicals (PC) segment reported higher sales and profitability, driven by increased volumes of its copper-based wood preservatives in North America; however, the margin was impacted by unfavorable performance from Europe and Australasia as well as higher year-over-year raw material costs.  The Carbon Materials and Chemicals (CMC) business was negatively affected by lower demand globally, particularly in China, and competitive pressures resulting in lower pricing for its products primarily in Europe and North America.

Commenting on the quarter, President and CEO Leroy Ball said, “While the RUPS and PC segments showed good year-over-year improvement, it was partly overshadowed by weaker results in some of the smaller parts of those businesses.  On a positive note, I am heartened by the fact that the core elements of our wood preservation strategy continues to gain strength as it relates to crossties, poles and pilings, and preservatives.”

Fourth-Quarter Financial Performance

•

Sales for RUPS of $169.5 million increased by $5.3 million, or 3.2 percent, compared to sales of $164.2 million in the prior year quarter.  The sales increase was primarily due to higher crosstie volumes along with favorable pricing in both Class I and commercial markets, partially offset by lower demand in the maintenance-of-way and crosstie recovery businesses.  Operating profit for the fourth quarter was $4.0 million, or 2.4 percent, compared with being at breakeven in the prior year quarter.  Adjusted EBITDA for the fourth quarter was $10.2 million, or 6.0 percent, compared with $8.9 million, or 5.4 percent, in the prior year quarter.  The improved profitability was driven by increased demand and higher capacity utilization related to wood treatment and sourcing.

•

Sales for PC of $104.6 million increased by $5.3 million, or 5.3 percent, compared to sales of $99.3 million in the prior year quarter.  The increase was primarily due to sales from new customers and new products, and higher organic volumes and favorable pricing for copper-based preservatives in North America.  Operating profit was $13.6 million, or 13.0 percent, for the fourth quarter, compared with $8.0 million, or 8.1 percent, in the prior year quarter.  Adjusted EBITDA was $14.4 million, or 13.8 percent, for the fourth quarter, compared with $13.9 million, or 14.0 percent, in the prior year quarter.  The year-over-year increase in profitability was due to market share gains in North America, partially offset by lower results from Europe and Australasia, and higher raw material costs.

•

Sales for CMC totaling $119.1 million decreased by $42.8 million, or 26.4 percent, compared to sales of $161.9 million in the prior year quarter. Excluding an unfavorable impact from foreign currency translation of $2.0 million, sales decreased by $40.8 million, or 25.2 percent, from the prior year quarter.  The decrease was driven by lower volumes for carbon pitch in China, Australia and Europe, as well as lower pricing on carbon pitch and refined chemicals primarily in Europe and North America.  Operating profit was $7.2 million, or 6.0 percent, in the fourth quarter, compared with $6.1 million, or 3.8 percent, in the prior year quarter.  Adjusted EBITDA was $14.8 million, or 12.4 percent in the fourth quarter, compared with $24.2 million, or 14.9 percent in the prior year quarter.  While year-over-year profitability declined due to a weaker demand environment and pricing pressures, the margin is well within the range of expected performance for the segment.

•

Operating profit was $24.3 million, or 6.2 percent, compared with $13.6 million, or 3.2 percent, in the prior year quarter.  Adjusted EBITDA was $39.0 million, or 9.9 percent, compared with $46.9 million, or 11.0 percent, in the prior year quarter.  Operating profit margin and adjusted EBITDA margin are calculated as a percentage of GAAP sales.

•

Net income attributable to Koppers in the fourth quarter was $20.6 million, compared with a net loss of $2.6 million in the prior year quarter.  The legal entity restructuring in the Netherlands resulted in a one-time deferred tax benefit recorded in the fourth quarter of $14.9 million.  Adjusted net income was $6.2 million, compared with $12.4 million in the prior year quarter.

•

In the fourth quarter of 2019, items excluded from adjusted EBITDA consisted of $1.0 million of pre-tax charges, while adjusted net income and adjusted EPS for the quarter excluded $0.7 million of pre-tax charges.  Both adjustments consisted of restructuring expenses, non-cash LIFO income and non-cash benefits related to mark-to-market commodity hedging.

•	Diluted EPS was $0.96, compared with $(0.13) per share in the prior year quarter. Adjusted EPS for the quarter was $0.29, compared with $0.60 for the prior year period.

2019 Financial Performance

•

Consolidated sales of $1.773 billion, increased by $62.6 million, or 3.7 percent, as compared to $1.710 billion in the prior year.  2019 sales represented the third consecutive year of growth as well as the highest level of revenues in the history of the company.

•

Operating profit was $130.8 million, or 7.4 percent, compared with $110.4 million, or 6.5 percent, in the prior year.  Adjusted EBITDA was $210.8 million, or 11.9 percent, compared with $221.6 million, or 13.0 percent, in the prior year.  Operating profit margin and adjusted EBITDA margin are calculated as a percentage of GAAP sales.

•	Net income attributable to Koppers was $66.6 million compared with net income of $23.4 million in the prior year. Adjusted net income was $69.8 million, compared with $74.7 million in the prior year.
•

Diluted EPS was $3.16, compared with $1.10 per share in the prior year.  Adjusted EPS for the year was $3.31, compared with $3.50 for the prior year.  The effective tax rate for 2019 was approximately 3 percent on reported earnings and the lower tax rate benefited from the earlier-mentioned legal entity restructuring in the Netherlands. The 2019 effective tax rate on adjusted earnings was approximately 26 percent.

•

In 2019, items excluded from adjusted EBITDA consisted of $20.9 million of pre-tax charges, while adjusted net income and adjusted EPS for the year excluded $25.8 million of pre-tax charges, both of which primarily consisted of restructuring expenses, non-cash LIFO expense, and non-cash benefits related to mark-to-market commodity hedging.

•

Capital expenditures for the 12 months ended December 31, 2019, were $37.2 million compared with $109.7 million for the prior year period.  The year-over-year decrease of $72.5 million reflects a higher run-rate in the prior year for investments that included continued spending on a new naphthalene unit at a CMC plant in Stickney, Illinois, and production expansion at facilities in the PC segment.  Net of $3.0 million in insurance proceeds, capital expenditures were $34.2 million in 2019, which was higher than the company’s target of $30 million.  The increased spending was due to a decision to begin work on two high-return productivity projects to address a bottleneck of drying capacity for utility poles in the Gulf Coast region and improve production mix at the facility in Nyborg, Denmark.  The company expects that both projects will be completed in 2020.

•

At December 31, 2019, total debt was $901.2 million and, net of cash and cash equivalents, the net debt was $868.2 million, compared with total debt of $990.4 million and net debt of $949.8 million at December 31, 2018.  On a year-over-year basis, the net debt was lower by $81.6 million, consistent with the company’s continued commitment to debt reduction.  The company’s net leverage ratio was 4.1 at December 31, 2019, compared with 4.2 on a proforma basis at December 31, 2018.

Pending Divestiture of Koppers (Jiangsu) Carbon Chemical Company Limited

Koppers recently announced that it entered into a definitive agreement to sell Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC), a 75-percent owned China coal tar distillation business with the remaining 25 percent owned by Yizhou Group Company Limited.  The total sale price is $107 million and, after applicable adjustments, is expected to provide approximately $65 million of net cash, after noncontrolling interest, taxes and expenses.

As previously disclosed, the KJCC operations delivered approximately $10.5 million in EBITDA annually over the five-year period of 2015 to 2019.  Excluding the contribution from profits generated by KJCC, Koppers delivered increasingly higher levels of adjusted EBITDA for the time period beginning in 2015 and every year through 2019, representing a compound annual growth rate of 7 percent.

The KJCC facility, located in Pizhou City in Jiangsu Province, was shut down in the fourth quarter for planned maintenance and has not been restarted due to concerns related to the coronavirus.  At this time, Koppers employees in China have been reported safe and the company is planning to restart operations in the coming weeks.  Additionally, Koppers will continue to work with the buyer toward receiving regulatory approvals to ensure that the closing occurs within four to six months.

2020 Outlook

The worldwide effects of the coronavirus remain a developing situation.  As it relates to the overall business, Koppers does source certain key raw materials from China.  However, the direct exposure is relatively contained and there has been no immediate impact on product availability.  At present, the company’s outlook assumes that there will be no material negative impact.  Koppers will continue to closely monitor the situation and will provide periodic updates as appropriate.

Koppers expects that 2020 sales, excluding any sales generated from KJCC, will be approximately $1.7 billion.  By comparison, sales in 2019 excluding KJCC were $1.65 billion.  The 2020 sales forecast is based upon market share growth anticipated in the RUPS and PC segments, partially offset by pricing and demand pressures for certain parts of the global CMC segment.

As part of the company’s strategic plan, additional actions have been identified which are anticipated to further improve profitability by $5 million to $10 million in 2020, and $25 million to $40 million on an annualized basis through 2024.  The benefits are expected to be achieved through network optimization, commercial development, raw materials, and other cost savings.

Excluding the contribution from KJCC that is currently under a sale agreement, on an adjusted basis, Koppers expects EBITDA will be approximately $200 million to $210 million for 2020.  On a comparable basis, adjusted EBITDA excluding KJCC was $201 million in the prior year.

The effective tax rate for adjusted net income in 2020 is projected to be approximately 32 percent, compared to the tax rate in 2019, excluding special tax items, of 26 percent.  The lower 2019 tax rate was primarily due to a favorable tax benefit as a result of the closure of a U.S. tax audit. The 2020 adjusted EPS is forecasted to be in the range of $3.00 to $3.30, compared with adjusted EPS of $3.31 in the prior year.  The expected higher tax rate in 2020 is estimated to have a negative impact on adjusted EPS of approximately $0.23 compared to the prior year.

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception.  Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures.  These items include restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging that are difficult to predict in advance in order to include in a GAAP estimate and may be significant.

Koppers expects to invest $60 million to $70 million in capital expenditures in 2020, which includes approximately $50 million related to improving the safety and reliability of its existing infrastructure.

In 2020, Koppers plans to reduce debt by a minimum of $100 million, which includes and will be contingent on the successful closing of the KJCC divestiture.  As a result, the pro-forma net debt to adjusted EBITDA ratio is projected to be in the range of 3.6x to 3.8x at December 31, 2020.  The management team continues to focus on strengthening the company’s balance sheet, and accordingly, further reductions in debt and leverage could occur to the extent that there are additional divestitures of non-core assets.

Commenting on the forecast, Mr. Ball said, “Our portfolio, excluding KJCC, is primed to realize its sixth consecutive year of profitability improvement on a comparative basis which demonstrates the continued strength of Koppers strategy.  Moreover, I am expecting continued share gains in 2020 for most markets served by our core businesses and that should more than offset headwinds in the CMC segment.”

Mr. Ball continued, “From a cashflow perspective, besides the sale of KJCC, several other opportunities still remain to raise cash through the sale of non-core assets.  We will actively follow up on those opportunities throughout the year and any additional proceeds would be applied to further reduce debt.  While our business remains on solid ground, I believe it is prudent to prepare for any eventual economic slowdown.  We have demonstrated a long-standing ability to navigate a higher leverage profile; however, the public markets are sending a clear message regarding wanting lower risk in the current environment.  I am committed to returning Koppers to a leverage level of three times or less to strengthen our balance sheet and increase our financial flexibility.”

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s performance.  Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast by dialing 1-833-366-1128 in the United States and Canada, or 1-412-902-6774 for international, Conference ID number 10138957. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration.

The conference call will be broadcast live online at: https://services.choruscall.com/links/koppers200227.html.  (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your internet browser's URL address field.)

An audio replay will be available approximately two hours after the completion of the call at 1-877-344-7529 for U.S. toll free, 1-855-669-9658 for Canada toll free, or 1-412-317-0088 for international, Conference ID number 10138957. The recording will be available for replay through March 31, 2020.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael Zugay at 412-227-2231 or Quynh McGuire at 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Operating Profit to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA on a Latest Twelve Month Basis.

For the company’s guidance, adjusted EBITDA and adjusted EPS excludes restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging.  As described above, the forecast amounts for these items cannot be reasonably estimated due to their nature but may be significant.  For that reason, the company is unable to provide GAAP estimates at this time.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net sales	$393.2	$425.4	$1,772.8	$1,710.2
Cost of sales	318.3	351.2	1,430.0	1,375.1
Depreciation and amortization	12.8	12.3	55.1	50.8
Loss on sale of assets	0.0	8.3	0.0	8.3
Impairment and restructuring charges	0.8	0.2	6.0	4.0
Selling, general and administrative expenses	37.0	39.8	150.9	161.6
Operating profit	24.3	13.6	130.8	110.4
Other income, net	0.1	1.8	0.6	0.7
Interest expense	14.3	16.2	62.5	56.3
Income (loss) before income taxes	10.1	(0.8)	68.9	54.8
Income tax (benefit) provision	(10.1)	1.6	1.4	26.0
Income (loss) from continuing operations	20.2	(2.4)	67.5	28.8
Income (loss) from discontinued operations, net of tax (expense) benefit of $0.0, $0.0, $0.0 and $(0.4)	0.0	0.0	(0.1)	0.4
Net income (loss)	20.2	(2.4)	67.4	29.2
Net (loss) income attributable to noncontrolling interests	(0.4)	0.2	0.8	5.8
Net income (loss) attributable to Koppers	$20.6	$(2.6)	$66.6	$23.4
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$0.99	$(0.13)	$3.23	$1.10
Discontinued operations	0.00	0.00	0.00	0.02
Earnings (loss) per basic common share	0.99	(0.13)	3.23	1.12
Diluted -
Continuing operations	$0.96	$(0.13)	$3.16	$1.08
Discontinued operations	0.00	0.00	0.00	0.02
Earnings (loss) per diluted common share	0.96	(0.13)	3.16	1.10
Weighted average shares outstanding (in thousands):
Basic	20,736	20,511	20,665	20,871
Diluted	21,369	20,511	21,068	21,326

Koppers Holdings Inc.

Unaudited Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$33.0	$40.6
Accounts receivable, net of allowance of $2.6 and $2.5	163.9	189.7
Income tax receivable	1.9	2.8
Inventories, net	299.1	284.7
Other current assets	21.6	22.5
Total current assets	519.5	540.3
Property, plant and equipment, net	415.4	417.9
Operating lease right-of-use assets	113.5	0.0
Goodwill	296.1	296.5
Intangible assets, net	168.4	188.0
Deferred tax assets	23.7	15.5
Other assets	28.0	21.7
Total assets	$1,564.6	$1,479.9
Liabilities
Accounts payable	169.9	177.2
Accrued liabilities	94.0	109.9
Current operating lease liabilities	22.1	0.0
Current maturities of long-term debt	10.2	11.6
Total current liabilities	296.2	298.7
Long-term debt	891.0	978.8
Accrued postretirement benefits	46.6	48.2
Commitments and contingent liabilities	7.4	6.8
Operating lease liabilities	92.6	0.0
Other long-term liabilities	72.1	80.4
Total liabilities	1,405.9	1,412.9
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 23,321,087 and 23,028,957 shares issued	0.2	0.2
Additional paid-in capital	221.9	206.0
Retained earnings	93.8	27.2
Accumulated other comprehensive loss	(77.7)	(87.2)
Treasury stock, at cost, 2,515,925 and 2,480,213 shares	(90.9)	(90.0)
Total Koppers shareholders’ equity	147.3	56.2
Noncontrolling interests	11.4	10.8
Total equity	158.7	67.0
Total liabilities and equity	$1,564.6	$1,479.9

Koppers Holdings Inc.

Unaudited Consolidated Statement of Cash Flows

(Dollars in millions)

	Year Ended December 31,
	2019	2018
Cash provided by (used in) operating activities:
Net income	$67.4	$29.2
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	55.1	50.8
Loss on disposal of investments	0.8	0.7
Insurance proceeds	(3.0)	(1.5)
Loss on sale of assets	0.0	8.3
Deferred income taxes	(10.9)	9.1
Change in other liabilities	(24.0)	(22.6)
Non-cash interest expense	2.6	2.4
Stock-based compensation	12.1	12.5
Other - net	1.2	6.1
Changes in working capital:
Accounts receivable	25.4	(7.7)
Inventories	(14.8)	(18.3)
Accounts payable	(3.1)	30.8
Accrued liabilities	3.9	(27.0)
Other working capital	2.6	5.5
Net cash provided by operating activities	115.3	78.3
Cash (used in) provided by investing activities:
Capital expenditures	(37.2)	(109.7)
Acquisitions, net of cash acquired	0.0	(264.0)
Insurance proceeds	3.0	1.5
Net cash provided by (used in) divestitures and asset sales	0.4	(4.2)
Net cash used in investing activities	(33.8)	(376.4)
Cash (used in) provided by financing activities:
Net (decrease) increase in credit facility borrowings	(61.1)	234.9
Borrowings of long-term debt	0.0	100.0
Repayments of long-term debt	(29.7)	(20.3)
Issuances of Common Stock	4.0	2.9
Repurchases of Common Stock	(0.9)	(31.8)
Payment of debt issuance costs	(1.0)	(2.9)
Net cash (used in) provided by financing activities	(88.7)	282.8
Effect of exchange rate changes on cash	(0.4)	(4.4)
Net decrease in cash and cash equivalents	(7.6)	(19.7)
Cash and cash equivalents at beginning of period	40.6	60.3
Cash and cash equivalents at end of period	$33.0	$40.6
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	$31.1
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$29.9
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$60.9	$49.8
Income taxes	16.8	25.9
Noncash investing activities:
Accrued capital expenditures	0.4	3.7

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$169.5	$164.2	$733.5	$634.8
Performance Chemicals	104.6	99.3	448.3	420.0
Carbon Materials and Chemicals	119.1	161.9	591.0	655.4
Total	$393.2	$425.4	$1,772.8	$1,710.2
Operating profit (loss):
Railroad and Utility Products and Services	$4.0	$0.0	$35.8	$5.9
Performance Chemicals	13.6	8.0	52.1	36.2
Carbon Materials and Chemicals	7.2	6.1	45.0	70.7
Corporate Unallocated	(0.5)	(0.5)	(2.1)	(2.4)
Total	$24.3	$13.6	$130.8	$110.4
Operating profit margin:
Railroad and Utility Products and Services	2.4%	0.0%	4.9%	0.9%
Performance Chemicals	13.0%	8.1%	11.6%	8.6%
Carbon Materials and Chemicals	6.0%	3.8%	7.6%	10.8%
Total	6.2%	3.2%	7.4%	6.5%
Depreciation and amortization:
Railroad and Utility Products and Services	$5.0	$4.9	$19.4	$17.7
Performance Chemicals	4.3	4.5	18.3	17.8
Carbon Materials and Chemicals	3.5	2.9	17.4	15.3
Total	$12.8	$12.3	$55.1	$50.8
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$10.2	$8.9	$60.2	$40.5
Performance Chemicals	14.4	13.9	68.6	62.2
Carbon Materials and Chemicals	14.8	24.2	83.2	119.4
Corporate Unallocated	(0.4)	(0.1)	(1.2)	(0.5)
Total	$39.0	$46.9	$210.8	$221.6
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	6.0%	5.4%	8.2%	6.4%
Performance Chemicals	13.8%	14.0%	15.3%	14.8%
Carbon Materials and Chemicals	12.4%	14.9%	14.1%	18.2%
Total	9.9%	11.0%	11.9%	13.0%

(1)	The tables below describe the adjustments to EBITDA for the quarters and years ended December 31, 2019 and 2018, respectively.
(2)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three Months Ended December 31, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$4.0	$13.6	$7.2	$(0.5)	$24.3
Other income (loss)	0.0	0.4	(0.5)	0.2	0.1
Depreciation and amortization	5.0	4.3	3.5	0.0	12.8
Depreciation in impairment and restructuring charges	0.0	0.0	0.8	0.0	0.8
EBITDA with noncontrolling interest	$9.0	$18.3	$11.0	$(0.3)	$38.0
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	5.4	0.0	5.4
Non-cash LIFO expense	1.1	0.0	(1.5)	0.0	(0.4)
Mark-to-market commodity hedging	0.0	(4.0)	0.0	0.0	(4.0)
Adjusted EBITDA	$10.1	$14.3	$14.9	$(0.3)	$39.0
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	25.7%	36.4%	37.9%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three Months Ended December 31, 2018
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$0.0	$8.0	$6.1	$(0.5)	$13.6
Other income (loss)	(0.2)	0.0	1.8	0.2	1.8
Depreciation and amortization	4.9	4.5	2.9	0.0	12.3
Depreciation in impairment and restructuring charges	0.0	0.0	0.2	0.0	0.2
EBITDA with noncontrolling interest	$4.7	$12.5	$11.0	$(0.3)	$27.9
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	10.4	0.0	10.4
Non-cash LIFO expense	3.5	0.0	2.8	0.0	6.3
Mark-to-market commodity hedging	0.0	1.4	0.0	0.0	1.4
RUPS treating plant closures	0.8	0.0	0.0	0.0	0.8
Sale of specialty chemicals business	0.0	0.0	0.1	0.0	0.1
Adjusted EBITDA	$9.0	$13.9	$24.3	$(0.3)	$46.9
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	19.1%	29.4%	51.5%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Year Ended December 31, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$35.8	$52.1	$45.0	$(2.1)	$130.8
Other income (loss)	(1.1)	2.2	(1.4)	0.9	0.6
Depreciation and amortization	19.4	18.3	17.4	0.0	55.1
Depreciation in impairment and restructuring charges	0.0	0.0	3.4	0.0	3.4
EBITDA with noncontrolling interest	$54.1	$72.6	$64.4	$(1.2)	$189.9
Unusual items impacting net income:
CMC restructuring	0.0	0.0	19.8	0.0	19.8
Non-cash LIFO expense	5.7	0.0	(1.2)	0.0	4.5
RUPS treating plant closures	0.5	0.0	0.0	0.0	0.5
Mark-to-market commodity hedging	0.0	(3.9)	0.0	0.0	(3.9)
Adjusted EBITDA	$60.3	$68.7	$83.0	$(1.2)	$210.8
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	28.4%	32.4%	39.2%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Year Ended December 31, 2018
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$5.9	$36.2	$70.7	$(2.4)	$110.4
Other income (loss)	(0.2)	2.4	1.9	(3.4)	0.7
Depreciation and amortization	17.7	17.8	15.3	0.0	50.8
Depreciation in impairment and restructuring charges	0.0	0.0	4.0	0.0	4.0
EBITDA with noncontrolling interest	$23.4	$56.4	$91.9	$(5.8)	$165.9
Unusual items impacting net income:
CMC restructuring	0.0	0.0	22.7	0.0	22.7
Non-cash LIFO expense	8.7	0.0	3.9	0.0	12.6
Mark-to-market commodity hedging	0.0	6.9	0.0	0.0	6.9
UIP inventory purchase accounting adjustment	6.0	0.0	0.0	0.0	6.0
Acquisition closing costs	0.0	0.0	0.0	3.1	3.1
Contract buyout	1.6	0.0	0.0	0.0	1.6
Pension settlement	0.0	(1.1)	0.0	2.2	1.1
Sale of specialty chemicals business	0.0	0.0	0.9	0.0	0.9
RUPS treating plant closures	0.8	0.0	0.0	0.0	0.8
Adjusted EBITDA	$40.5	$62.2	$119.4	$(0.5)	$221.6
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	18.2%	28.0%	53.8%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income (loss)	$20.2	$(2.4)	$67.4	$29.2
Interest expense	14.3	16.2	62.5	56.3
Depreciation and amortization	12.8	12.3	55.1	54.8
Depreciation in impairment and restructuring charges	0.8	0.0	3.4	0.0
Income taxes	(10.1)	1.6	1.4	26.0
Income (loss) from discontinued operations	0.0	0.0	0.1	(0.4)
EBITDA with noncontrolling interests	38.0	27.7	189.9	165.9
Unusual items impacting net income
Impairment, restructuring and plant closure costs	5.4	11.3	20.5	23.5
Non-cash LIFO expense	(0.4)	6.3	4.5	12.6
Mark-to-market commodity hedging	(4.0)	1.4	(4.1)	6.9
UIP inventory purchase accounting adjustment	0.0	0.0	0.0	6.0
Acquisition closing costs	0.0	0.1	0.0	3.1
Contract buyout	0.0	0.0	0.0	1.6
Sale of land	0.0	0.0	0.0	1.1
Sale of specialty chemical business	0.0	0.1	0.0	0.9
Total adjustments	1.0	19.2	20.9	55.7
Adjusted EBITDA	$39.0	$46.9	$210.8	$221.6

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income (loss) attributable to Koppers	$20.6	$(2.6)	$66.6	$23.4
Unusual items impacting net income
Impairment, restructuring and plant closure costs	5.0	10.5	25.3	27.1
Non-cash LIFO expense	(0.4)	6.3	4.5	12.6
Mark-to-market commodity hedging	(3.9)	1.4	(4.0)	6.9
Acquisition closing costs	0.0	0.0	0.0	3.1
Sale of land	0.0	0.0	0.0	1.1
Sale of specialty chemical business	0.0	0.1	0.0	1.0
Contract buyout	0.0	0.0	0.0	1.6
UIP inventory purchase accounting adjustment	0.0	0.0	0.0	6.0
Total adjustments	0.7	18.3	25.8	59.4
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	(15.1)	(3.3)	(22.7)	(13.0)
Income tax - U.S. Tax Reform	0.0	0.0	0.0	5.3
Effect on adjusted net income	(14.4)	15.0	3.1	51.7
Adjusted net income including discontinued operations	6.2	12.4	69.7	75.1
Income (loss) from discontinued operations	0.0	0.0	0.1	(0.4)
Adjusted net income attributable to Koppers	$6.2	$12.4	$69.8	$74.7

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income (loss) attributable to Koppers	$20.6	$(2.6)	$66.6	$23.4
Adjusted net income	$6.2	$12.4	$69.8	$74.7
Denominator for diluted earnings per share (in thousands)	21,369	20,511	21,068	21,326
Earnings per share:
Diluted earnings (loss) per share	$0.96	$(0.13)	$3.16	$1.10
Adjusted earnings per share	$0.29	$0.60	$3.31	$3.50

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO

(In millions)

			Year Ended December 31,
	2019	Proforma 2018	2018
Total Debt	$901.2	$990.4	$990.4
Less: Cash	33.0	40.6	40.6
Net Debt	$868.2	$949.8	$949.8
Adjusted EBITDA	$210.8	$225.7	$221.6
Net Leverage Ratio	4.1	4.2	4.3

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Year Ended December 31,
	2019	2018	2017	2016	2015
Net income	$67.4	$29.2	$30.5	$27.7	$(76.0)
Interest expense	62.6	56.3	55.8	50.8	50.7
Depreciation and amortization	58.5	54.8	62.8	60.5	59.0
Income tax provision	1.4	26.0	29.0	11.4	(4.2)
Income (loss) from discontinued operations	0.0	(0.4)	0.8	(0.6)	0.1
EBITDA	189.9	165.9	178.9	149.8	29.6
Unusual items impacting net income:
Impairment, restructuring and plant closure	20.4	23.5	15.9	33.2	122.0
Non-cash LIFO (benefit) expense	4.5	12.6	(0.5)	(9.5)	0.2
Mark-to-market commodity hedging	(4.0)	6.9	(3.5)	(1.7)	0.7
UIP inventory purchase accounting adjustment	0.0	6.0	0.0	0.0	0.0
Acquisition closing costs	0.0	3.1	0.0	0.0	0.0
Contract buyout	0.0	1.6	0.0	0.0	0.0
Sale of land	0.0	1.1	0.0	0.0	0.0
Sale of specialty chemicals business	0.0	0.9	0.0	0.0	0.0
Net loss (gain) on sale of business	0.0	0.0	0.0	1.7	(2.3)
Reimbursement of environmental costs	0.0	0.0	(0.4)	(2.7)	0.0
Escrow recovery	0.0	0.0	0.0	(1.0)	0.0
Pension settlement charge	0.0	0.0	10.0	4.4	0.0
Adjusted EBITDA with noncontrolling interests	$210.8	$221.6	$200.4	$174.2	$150.2
Proforma adjusted EBITDA from acquisitions	0.0	4.1	0.0	0.0	0.0
Proforma adjusted EBITDA with noncontrolling interests	$210.8	$225.7	$200.4	$174.2	$150.2
KJCC Adjusted EBITDA	9.7	29.8	11.8	4.5	(3.2)
Adjusted EBITDA excluding KJCC	$201.1	$195.9	$188.6	$169.7	$153.4